EXHIBIT 23.1

Crowe MacKay LLP 1100 - 1177 West Hastings St. Vancouver, BC V6E 4T5 Main +1 (604) 687-4511 Fax +1 (604) 687-5805 www.crowemackay.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our audit report dated July 29, 2019, on the consolidated financial statements of  GreenPower Motor Company Inc. (the "Company") which comprise the consolidated statements of financial position  as of March 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficit) and cash flows for the years ended March 31, 2019, 2018 and 2017 and the related notes, which is included herein and to the reference to our firm under the heading "Experts" in this Amendment No. 3 To Registration Statement (Form F-1/A) dated May 8, 2020.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, British Columbia

May 8, 2020